Exhibit 99.1
TerreStar Sells Remaining Interest in SkyTerra for $ 123 MM

RESTON, Va. – September 16, 2008 – TerreStar Corporation (NASDAQ: TSTR) today announced that it had sold its remaining 29,926,074 shares of non-voting common stock of SkyTerra Communications, Inc. (OTCBB: SKYT) for a total of approximately $123 million in a series of transactions. The proceeds of the sales will be used for working capital and general corporate purposes and are expected to meet TerreStar’s capital needs into 2010.

“We are pleased that this working capital and increased liquidity helps stabilize our financial position into 2010 – especially in the face of today’s tight credit markets,” said William M. Freeman, Chairman of the Board, TerreStar. “With the proceeds of this transaction, we have the opportunity to strengthen the fundamentals of TerreStar, to develop and implement additional revenue generation opportunities with key partners and to ultimately enhance shareholder value.”

“TerreStar plans to empower its partners and customers to offer a reliable and secure mobile broadband network to homeland defense and public safety organizations, rural and under-served markets, maritime industry, machine-to-machine communications providers, and to consumer focused voice, data and video businesses interested in ‘anywhere’ coverage throughout North America,”  said Jeffrey Epstein, President, TerreStar.  “This additional cash infusion will help us deliver our vision of the nation’s first IP-enabled integrated satellite-terrestrial mobile broadband network.”

Affiliates of Harbinger Capital Management purchased 23,626,074 shares for proceeds of approximately $97 million, and the remaining 6,300,000 shares were sold to other purchasers for net proceeds of approximately $26 million. A portion of the shares sold to Harbinger will be delivered to a collateral agent pending receipt of FCC approval of Harbinger’s pending application to assume control of SkyTerra, but the purchase price has been paid in full.

Simultaneously, TerreStar has granted to SkyTerra the right to transfer under certain conditions 4,216,270 shares, or approximately 11%, of TerreStar Networks Inc. held by SkyTerra, and to the transferee or transferees’ exchange of such shares for 4.37 shares of TerreStar Corporation per TerreStar Networks share, with registration rights.  TerreStar would also receive the 3,126,428 shares of TerreStar’s subsidiary, TerreStar Global Ltd., currently owned by SkyTerra as a condition of the first such exchange. This exchange permits TerreStar to consolidate its ownership of TerreStar Networks and TerreStar Global.

TerreStar previously had agreed with SkyTerra to use its reasonable best efforts to distribute the SkyTerra shares to TerreStar’s shareholders.

About TerreStar Corporation

TerreStar Corporation is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd.  For additional information on TerreStar Corporation, please visit the company's website at www.terrestarcorp.com.

About TerreStar Networks Inc.

TerreStar (www.terrestar.com), a majority-owned subsidiary of TerreStar Corporation (NASDAQ: TSTR), plans to build, own and operate North America's first 4G integrated mobile satellite and terrestrial communications network that will provide universal access and tailored applications throughout North America over conventional wireless devices. TerreStar expects to be the first to offer customer-designed products and applications over a fully optimized 4G IP network.

About Mobile Satellite Ventures
MSV has been delivering mobile wireless voice and data services primarily for public safety, security, fleet management and asset tracking in the U.S. and Canada using MSV Canada’s MSAT-1 and MSV’s MSAT-2 satellites for over 10 years. MSV is developing a hybrid satellite-terrestrial communications network in North America, based on MSV’s patented ancillary terrestrial component (ATC) technology. MSV is a joint venture between Mobile Satellite Ventures LP and Mobile Satellite Ventures (Canada) Inc. MSVLP is majority owned and controlled by SkyTerra Communications, Inc. (OTCBB:SKYT). More information can be found at www.msvlp.com.

Statement under the Private Securities Litigation Reform Act:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

Media & Investor Relations:
Didi Blackwood
TerreStar Networks
703.483.7824
Deirdre.blackwood@terrestar.com